Exhibit 5.1

May 31, 2016

Shutterfly, Inc.

2800 Bridge Parkway

Redwood City, California 94065

Ladies and Gentlemen:

As counsel to Shutterfly, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about May 31, 2016 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,000,000 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), subject to issuance by the Company (a) upon the exercise of an inducement stock option to purchase up to 850,000 shares of Common Stock (the “Inducement Option”), granted pursuant to a Notice of Inducement Stock Option Grant and Inducement Award Agreement (Stock Option) (collectively, the “Option Agreement”) and (b) upon the settlement of inducement restricted stock units for 150,000 shares of Common Stock (the “Inducement RSU Grant” and together with the Inducement Option, the “Inducement Grants”), granted pursuant to a Notice of Inducement Restricted Stock Unit Award and Inducement Award Agreement (Restricted Stock Units) (collectively, the “RSU Agreement” and together with the Option Agreement, the “Inducement Award Agreements”). The Inducement Grants are granted by the Company pursuant to NASDAQ Listing Rule 5635(c)(4) as an inducement material to a new employee entering into employment with the Company. At your request we are providing this letter, to express our opinion on the matters set forth below in this letter (“our opinion”).

In connection with our opinion expressed we have examined originals or copies of the Company’s certificate of incorporation and bylaws, certain corporate proceedings of the Company’s board of directors and stockholders relating to the Registration Statement, the Company’s current restated certificate of incorporation and restated bylaws, the Inducement Award Agreements and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or governmental officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the absence of any undisclosed termination, waiver or amendment to any document reviewed by us. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Secretary of State of the State of Delaware and representations made to us by the Company, including representations that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.

Shutterfly, Inc.

May 31, 2016

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the State of California and the existing Delaware General Corporation Law (“DGCL”).

Based upon, and subject to, the foregoing, it is our opinion that when the Shares that may be issued and sold by the Company (a) upon the exercise of the Inducement Option and (b) upon the settlement of the Inducement RSU Grant, have been issued and sold by the Company against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share) in accordance with the terms (including payment provisions) of the Inducement Award Agreements and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holder thereof, such Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Fenwick & West LLP